EXHIBIT 23.1

Consent of Independent Accountants

To the Board of Directors and Stockholders of Nova Oil, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Nova Energy Holding, Inc. 2006 Equity Incentive Plan of our report dated February 18, 2006, with respect to the financial statements of Nova Oil, Inc. included in Nova Oil, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on March 13, 2006.

/s/ DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
June 1, 2006